Exhibit 23.1

independent registered public accounting firm’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Eyenovia, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2020 with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

August 14, 2020